EXHIBIT 99.1
                                 PRESS RELEASE OF REGISTRANT DATED APRIL 3, 2002
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                          LIGHTPATH TECHNOLOGIES, INC.
        REPORTS ON PROJECTED RESULTS FOR THE THIRD QUARTER OF FISCAL 2002

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                              FOR IMMEDIATE RELEASE

(April 3, 2002) - ALBUQUERQUE, New Mexico - LightPath Technologies, Inc. (Nasdaq
LPTH) today announced its sales for the third quarter of fiscal 2002 are projected to be approximately $3.6 million. Third quarter sales were 38% greater than the second quarter of fiscal 2002 sales of $2.4 million and exceeded the third quarter revenue estimate reflected in the January 2002 guidance for the remainder of fiscal 2002. LightPath is also pleased with the results of the expense reduction measures implemented during the third quarter of fiscal 2002 as cash used during the quarter was less than during either of the previous two quarters.

During the March 2002 OFC tradeshow, LightPath showcased several new products that it expects will help drive future sales growth. Each one of these new products utilizes advanced manufacturing technology to `build-in' much of the optical alignment work that was formerly performed by the customer, providing added value to the customers that ultimately purchase these products.

LightPath believes its efforts to broaden its customer base are responsible for this growth and that momentum from continued design wins coupled with its current order backlog will result in approximately 10% sequential revenue growth for the fourth quarter of fiscal 2002. LightPath noted that customers continue to shorten their purchasing cycle which has the effect of reducing backlog, reported at approximately $4.0 million at March 31, 2002. This trend of shortened purchasing cycles accounts for more than the $0.4 million decrease in the backlog from the $4.4 million reported at December 31, 2001.

LightPath will formally announce its third quarter 2002 financial results before the market opens on April 25, 2002, followed by a conference call and simultaneous audio webcast at 8:30 a.m. MDT (10:30 a.m. EDT). The webcast may be accessed through LightPath.com, investor relations.

LightPath manufactures proprietary collimator assemblies, GRADIUM(R) glass products and other optical telecommunications products at its headquarters in Albuquerque. The Company's subsidiaries manufacture isolator products utilizing proprietary automation technology in Walnut, California, and precision molded aspheric optics used in the active telecom components market in Orlando, Florida. LightPath has 49 U.S. patents, plus 5 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 29 patents with 15 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts: Donna Bogue, CFO of LightPath
          LightPath Technologies, Inc. (505) 342-1100
          Internet:  www.lightpath.com

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THIS  NEWS  RELEASE  INCLUDES  STATEMENTS  THAT MAY  CONSTITUTE  FORWARD-LOOKING
STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION   REFORM  ACT  OF  1995.  THIS  INFORMATION  MAY  INVOLVE  RISKS  AND
UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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